Exhibit 10.1

PURCHASE AND SALE
AGREEMENT

by and between
COINSTAR, INC.,
SESAME HOLDINGS, INC.
and
GARB, LLC

Dated as of February 26,
2009

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)
EXHIBITS
Exhibit A Form of Registration Rights Agreement

iii

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 26, 2009, is by and between Coinstar, Inc., a Delaware corporation (“Coinstar”), Sesame Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Coinstar (“Purchaser”), and GARB, LLC, a Delaware limited liability company (“Seller”).
RECITALS
          WHEREAS, Seller is the record and beneficial owner of 410,211 Class A Interests (the “GARB Shares”) in Redbox Automated Retail, LLC, a Delaware limited liability company (the “Company”), constituting 4.56% of the outstanding Class A Interests, and Coinstar is the record and beneficial owner of 4,590,000 Class A Interests, constituting 51% of the outstanding Class A Interests with the balance of the Class A Interests held by GetAMovie, Inc., an Illinois corporation (“GAM”);
          WHEREAS, Coinstar and GAM have entered into that certain Purchase and Sale Agreement, dated as of February 12, 2009 (the “GAM Purchase Agreement”), pursuant to which Coinstar will purchase from GAM and GAM will sell to Coinstar 3,999,789 Class A Interests (the “GAM Shares”) in the Company constituting 44.44% of the outstanding Class A Interests;
          WHEREAS, the GAM Purchase Agreement constitutes GAM’s Buy-Sell Notice under Section 8.06(a) of that certain Third Amended and Restated Limited Liability Company Operating Agreement by and among Coinstar, GAM, Seller, the Company and certain other investors, dated May 31, 2006 (the “LLC Agreement”);
          WHEREAS, upon fulfillment or waiver of the conditions to closing of the transactions contemplated by the GAM Purchase Agreement, the GAM Purchase Agreement shall set forth the fair market value of the Class A Interests under Section 8.06(e) of the LLC Agreement;
          WHEREAS, upon fulfillment or waiver of the conditions to closing of the transactions contemplated by the GAM Purchase Agreement, the GAM Purchase Agreement shall constitute Coinstar’s written agreement to purchase the GAM Shares pursuant to GAM’s Buy-Sell Notice under Section 8.06 of the LLC Agreement;
          WHEREAS, as a result of Coinstar’s purchase of the GAM Shares, Coinstar has the option to purchase the GARB Shares pursuant to Section 8.06 of the LLC Agreement at the fair market value determined under Section 8.06(e) of the LLC Agreement;
          WHEREAS, Coinstar has assigned its option to purchase the GARB Shares to Purchaser;
          WHEREAS, this Agreement constitutes Purchaser’s written notice and agreement to purchase the GARB Shares pursuant to Section 8.06 of the LLC Agreement;

          WHEREAS, Purchaser will purchase the GARB Shares from Seller, and Seller will sell the GARB Shares to Purchaser, on the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, this Agreement and the transactions contemplated hereby constitute a sale transaction as contemplated by Section 8.06 of the LLC Agreement.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Definitions. As used in this Agreement, the terms below shall have the meanings specified below.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Agreement” shall have the meaning specified in the preamble to this Agreement.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Audited Annual Financial Statements” means the audited consolidated balance sheet of Coinstar and its Subsidiaries for the fiscal year ended December 31, 2007, or, to the extent available, for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of Coinstar and its Subsidiaries, including the notes thereto.
          “beneficial owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
          “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions in the State of Illinois or the State of New York are authorized or obligated by Law to close.
          “cash” shall mean U.S. dollars or any other lawful currency of the United States.

          “Cash Bring-Down Certificate” means a certificate dated the date of delivery of such certificate and signed by a duly authorized officer of Purchaser, satisfactory in form to Seller, to the effect that (x) the representations and warranties of Purchaser contained in Section 4.1 (Existence, Qualification and Power), Section 4.2 (Consents and Approvals; No Violation), Section 4.19 (Purchaser Solvency) and Section 4.16 (Brokers and Finders) without regard to any materiality or material adverse effect qualifier contained therein, are true and correct on and as of the date of the certificate as if made at and as of such date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Coinstar Material Adverse Effect, (y) Purchaser and Coinstar have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the date of such certificate and (z) the amount of GARB Deferred Consideration paid to GARB on the date of such certificate is the true and correct amount of GARB Deferred Consideration payable to GARB on the date of such certificate pursuant to Section 2.2(b) of this Agreement.
          “Closing” shall have the meaning specified in Section 2.3(a).
          “Closing Date” shall have the meaning specified in Section 2.3(a).
          “Code” means the Internal Revenue Code of 1986.
          “Coinstar” shall have the meaning specified in the recitals to this Agreement.
          “Coinstar Common Stock” means shares of Coinstar common stock, par value $0.001 per share.
          “Coinstar Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (a) is material and adverse to the business, assets, results of operations or financial condition of Coinstar and its Subsidiaries taken as a whole; or (b) would materially impair the ability of Coinstar to perform its obligations under this Agreement or the Registration Rights Agreement or to consummate the Closing; provided, however, that in determining whether a Coinstar Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (i) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to U.S. public companies; (ii) changes, after the date hereof, in applicable Laws by Governmental Entities; (iii) actions or omissions of Coinstar expressly required or permitted by this Agreement or taken with the prior written consent of Seller; (iv) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates and credit markets; (v) the failure of Coinstar to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2008 (but not the underlying causes of such failure); (vi) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; and (vii) the public disclosure of this Agreement or the transactions contemplated hereby.
          “Coinstar SEC Reports” shall have the meaning specified in Section 4.4.
          “Company” shall have the meaning specified in the recitals to this Agreement.

          “Contest” means any audit, litigation or other proceeding with respect to any Tax matter.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Credit Facility” means the Credit Agreement by and among Coinstar, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and certain other Lenders party thereto, dated as of November 20, 2007 and amended as of February 12, 2009.
          “Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions of any Governmental Entity relating to pollution and the protection of the environment or natural resources, human health and safety, or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to surface water, groundwater, land surface, subsurface strata, or public or private systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Coinstar or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Purchaser within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) other than the Company.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Coinstar or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Coinstar or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for

PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Coinstar or any ERISA Affiliate.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.
          “GAM Purchase Agreement” shall have the meaning specified in the recitals to this Agreement and, for purposes of defining the rights of Seller under this Agreement, shall mean such GAM Purchase Agreement as in effect at Closing, without regard to any subsequent amendments, waivers or other modifications of such GAM Purchase Agreement.
          “GARB Deferred Consideration” shall have the meaning specified in Section 2.2(b).
          “GARB Deferred Consideration Payment Date” shall have the meaning specified in Section 2.2(b).
          “GARB Initial Consideration” shall have the meaning specified in Section 2.2(a).
          “GARB Shares” shall have the meaning specified in the recitals to this Agreement.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.
          “Governmental Entity” means any federal, state, local or foreign court, government or political subdivision or department thereof, or any governmental administrative or regulatory body.
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be equal to the stated or determinable outstanding amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under all Swap Contracts;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) capital leases and Synthetic Lease Obligations;
          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any general partnership or limited partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person by contract or operation of law. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Indemnified Party” shall have the meaning specified in Section 5.12(c).
          “Indemnifying Party” shall have the meaning specified in Section 5.12(c).
          “IP Rights” shall have the meaning specified in Section 4.14.
          “July Shortfall” shall have the meaning specified in Section 2.2(c).
          “Law” means any law, statute, ordinance, rule or regulation of any Governmental Entity.
          “Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.
          “LLC Agreement” shall have the meaning specified in the recitals to this Agreement.
          “Losses” shall have the meaning specified in Section 5.12(a).
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Coinstar or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Shortfall” shall have the meaning specified in Section 2.2(c).
          “October Shortfall” shall have the meaning specified in Section 2.2(c).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Coinstar or any ERISA Affiliate or to which Coinstar or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Entity.

          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Coinstar or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pre-Closing Tax Period” means taxable periods (or portions thereof) ending on or prior to the Closing.
          “Purchase Price” shall have the meaning specified in Section 2.1(b).
          “Purchaser” shall have the meaning specified in the preamble to this Agreement.
          “Purchaser Indemnified Parties” shall have the meaning specified in Section 5.12(b).
          “Registration Rights Agreement” means that certain Registration Rights Agreement between Coinstar and Seller, a form of which is attached hereto as Exhibit A.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
          “Rule 144” means such rule promulgated under the Securities Act.
          “S-3 Shelf Registration Statement” means a registration statement (including any amendment or supplement thereto) on Form S-3.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” shall have the meaning specified in the preamble to this Agreement.
          “Seller Indemnified Parties” shall have the meaning specified in Section 5.12(a).
          “Seller Material Adverse Effect” means an effect that would prevent or materially impair or delay Seller from consummating the Closing or the transactions contemplated herein.
          “Solvent” shall have the meaning specified in Section 4.15.
          “Stock Bring-Down Certificate” means a certificate dated the date of delivery of such certificate and signed by a duly authorized officer of Purchaser, satisfactory in form to Seller, to the effect that (x) the representations and warranties of Purchaser contained in this Agreement, without regard to any materiality or material adverse effect qualifier contained therein, are true and correct on and as of the date of the certificate as if made at and as of such date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, a Coinstar Material Adverse Effect, (y) Purchaser and Coinstar have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the date of such certificate and (z) the amount of GARB Deferred Consideration paid to GARB on the date of such certificate is the true and correct amount of GARB Deferred Consideration payable to GARB on the date of such certificate pursuant to Section 2.2(b) of this Agreement.
          “Subsidiary” means, with respect to any Person, a corporation or other entity of which the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such Person are owned, directly or indirectly, through one or more intermediaries, by such Person. Notwithstanding the foregoing definition, prior to the Closing Date, the Company shall not be considered a Subsidiary of Coinstar for purposes of the representations and warranties contained in Article IV of this Agreement or for purposes of the defined term “Coinstar Material Adverse Effect.” From and after the Closing Date until the termination of Coinstar’s obligations under this Agreement, the Company shall be considered to be a Subsidiary of Coinstar for all purposes under this Agreement.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

          “Tax” or “Taxes” shall mean all taxes, however denominated, including all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including taxes, charges, fees, levies or other assessments which are imposed upon or incurred under Treasury Regulation §1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor by contract or otherwise) together with any and all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity.
          “Tax Returns” means any report, return, information return, forms, declarations, statements, or other document required to be filed with any Tax authority with respect to Taxes, including any amendment thereof.
          “Taxing Authority” means any governmental agency, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.
          “Transfer Taxes” shall have the meaning specified in Section 7.4.
          “Unaudited Interim Financial Statements” mean (i) prior to the Closing Date (as defined in the GAM Purchase Agreement), the unaudited consolidated balance sheet of Coinstar and its Subsidiaries dated September 30, 2008, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date, including the notes thereto; and (ii) following the Closing Date (as defined in the GAM Purchase Agreement) and prior to the payment in full of the Deferred Consideration (as defined in the GAM Purchase Agreement), the unaudited consolidated balance sheet of Coinstar and its Subsidiaries and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the last full fiscal quarter prior to the applicable Deferred Consideration Payment Date (as defined in the GAM Purchase Agreement).
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     1.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, references to this Agreement and the words “hereof,”

“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement, including schedules and exhibits, as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or replaced, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor agreements, instruments or statutes. Any agreement or instrument referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein.
ARTICLE II
SHARE PURCHASE
     2.1 Purchase and Sale of Shares.
     (a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the GARB Shares, together with all rights and obligations attaching thereto.
     (b) Purchase Price. The aggregate consideration to be paid by Purchaser for all of the GARB Shares shall be the sum of the GARB Initial Consideration (as defined below) and the GARB Deferred Consideration(as defined below) (together, the “Purchase Price”), in each case, to be paid in the manner and at the times set forth in Section 2.2.
     2.2 Consideration.
     (a) The initial consideration shall equal 146,039 shares of Coinstar Common Stock, which shall be deliverable to Seller as soon as practicable but no later than five Business Days following the Closing (the “GARB Initial Consideration”).
     (b) In addition to the Initial Consideration, whenever a payment is payable by Coinstar under the GAM Purchase Agreement of Deferred Consideration (as that term is defined in the GAM Purchase Agreement), GARB shall receive, at such time, payment in the same currency as is payable to GAM (whether it consists of cash, Coinstar Common Stock and/or a combination thereof) equal to 10.2558% (rounded in the case of dollars to the nearest dollar, and in the case of Coinstar Common Stock to the nearest integral of Coinstar Common Stock) of the consideration then payable by Coinstar to GAM for the GAM Shares (the aggregate of such payments to GARB, the “GARB Deferred Consideration”). The date of any payment of GARB Deferred Consideration pursuant to this Section 2.2(b) shall be referred to herein as a “GARB Deferred Consideration Payment Date”. In addition, (i) on the date of delivery of a certificate to GAM pursuant to Section 2.4(c)(iii)(C) of the GAM Purchase Agreement, Purchaser shall deliver to Seller a Stock Bring-Down Certificate, and (ii) on the date of delivery of a certificate to GAM pursuant to Section 2.4(d)(ii)(C) of the GAM Purchase Agreement, Purchaser shall deliver to Seller a Cash Bring-Down Certificate.
     (c) Notwithstanding anything to the contrary set forth in this Agreement, the GAM Purchase Agreement or any amendment, modification or waiver of the GAM Purchase Agreement, (i) if by August 1, 2009, Coinstar has purchased fewer than five (5) Deferred Consideration Units under the GAM Purchase Agreement (the amount of such shortfall, the “July Shortfall”), GARB shall on the next Business Day be paid an amount equal to the July Shortfall multiplied by $9,488,505 multiplied by .102558, and (ii) if by October 31, 2009, Coinstar has purchased fewer than ten (10) Deferred Consideration Units in the aggregate under the GAM Purchase Agreement (the amount of such shortfall, the “October Shortfall”), GARB shall on the next Business Day be paid an amount equal to the Net Shortfall (defined below) multiplied by $10,388,505 multiplied by .102558, which payment shall be in full satisfaction of all payment obligations of Purchaser under Section 2.2(b) hereof; provided, however, that nothing set forth in this Section 2.2(c) shall (y) relieve GARB of any of its obligations under this Agreement, including but not limited to GARB’s indemnification obligations under Section 5.12, r (z)  entitle GARB to receive any amount in excess of the sum of (1) the GARB Initial Consideration plus (2) 10.2558% of the Deferred Consideration that is payable to GAM under the GAM Purchase Agreement in the absence of any breach, default, failure to perform, or other defense to payment of Deferred Consideration under the GAM Purchase Agreement; and provided further, that any amounts payable under this Section 2.2(c) shall be offset against and deducted from any amounts otherwise payable under Section 2.2(b) above, including but not limited to any amounts payable with respect to any Event of Default under Section 2.5 of the GAM Purchase Agreement. For purposes of this Agreement, the “Net Shortfall” shall mean the October Shortfall minus the July Shortfall.
     2.3 Closing.
     (a) Closing. The closing of the transactions contemplated by Sections 2.1(a) and 2.2(a) (the “Closing”) shall take place concurrently with the closing of the transactions contemplated by the GAM Purchase Agreement (such date, the “Closing Date”).
     (b) Closing Deliveries and Actions.
     (i) At the Closing, Seller shall deliver, or cause to be delivered, as the case may be, to Purchaser the following:

     (A) the GARB Shares, free and clear of any Liens;
     (B) a duly executed counterpart of the Registration Rights Agreement; and
     (C) such other certificates, instruments of conveyance or documents as may be reasonably requested by Purchaser to carry out the intent and purposes of this Agreement.
     (ii) At the Closing or, with respect to subsection (A) below, as soon as practicable thereafter but no later than 5 Business Days following the Closing, Purchaser shall deliver, or cause to be delivered, as the case may be, to Seller the following:
     (A) the GARB Initial Consideration;
     (B) a duly executed counterpart of the Registration Rights Agreement;
     (C) the S-3 Shelf Registration Statement; and
     (D) such other certificates, instruments of conveyance or documents as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date, that the statements contained in this Article III are true and correct.
     3.1 Existence, Authorization and Validity of Agreement.
     (a) Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Seller has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement.
     (b) This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by all parties hereto other than Seller) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.
     3.2 Consents and Approvals; No Violation.
     (a) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of Seller’s organizational documents as in effect as of the date of this Agreement; (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or by which any of its assets is bound.
     (b) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     3.3 Title to the GARB Shares. Subject to the terms and conditions hereof, at the Closing, Seller shall deliver to Purchaser good and valid title to the GARB Shares, free and clear of any Liens. Seller holds no other interest in the Company other than the GARB Shares.
     3.4 Securities Act.
     (a) Seller acknowledges that, on issuance, any Coinstar Common Stock transferred hereunder to Seller shall not be registered under the Securities Act or under any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements of the Securities Act.
     (b) Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
     3.5 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
     3.6 HSR Act. Any Coinstar Common Stock paid to Seller and any Coinstar Common Stock held, directly or indirectly, by Seller’s ultimate parent entity, as defined under 16 C.F.R. Section 801.1(a)(3), at the Closing will be held solely for the purpose of investment within the meaning of 16 C.F.R. Section 802.9.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser, on behalf of itself and Coinstar, represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date, except as is disclosed in reasonable detail in the most recent annual report on Form 10-K filed by Coinstar with the SEC and in any Coinstar SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other Coinstar SEC Reports, filed prior to the date of this Agreement (other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Form 10-K or Coinstar SEC Reports). Purchaser, on behalf of itself and Coinstar, further represents and warrants to Seller that certain of the statements contained in this Article IV are true and correct as of the relevant GARB Deferred Consideration Payment Date, as applicable, in each case except as is disclosed in reasonable detail in the most recent annual report on Form 10-K filed by Coinstar with the SEC and in any Coinstar SEC Reports filed subsequent to such annual report but prior to the relevant GARB Deferred Consideration Payment Date (other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Form 10-K or Coinstar SEC Reports).
     4.1 Existence, Qualification and Power.
     (a) Coinstar and each Subsidiary thereof is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Coinstar has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement. Coinstar is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Coinstar Material Adverse Effect.
     (b) This Agreement has been duly and validly executed and delivered by Coinstar and (assuming the due authorization, execution and delivery hereof by all parties hereto other than Coinstar) constitutes a valid and binding obligation of Coinstar, enforceable against Coinstar in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.

     4.2 Consents and Approvals; No Violation.
     (a) Neither the execution and delivery of this Agreement by Coinstar nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of Coinstar’s organizational documents as in effect as of the date of this Agreement, (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Coinstar is a party or by which Coinstar or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Coinstar or by which any of its or any of their respective assets are bound.
     (b) Except as contemplated by Section 5.18, the execution, delivery and performance of this Agreement by Coinstar and the consummation of the transactions contemplated hereby by Coinstar does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain (A) would not prevent or materially delay the consummation of the transactions contemplated hereby or (B) has not had and would not reasonably be expected to have a Coinstar Material Adverse Effect.
     4.3 Capitalization.
     (a) The authorized capital stock of Coinstar consists of 50 million shares, of which 45 million shares are Coinstar Common Stock and five million shares are preferred stock. As of February 10, 2009, 30,207,213 shares of Coinstar Common Stock and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of Coinstar Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
     (b) Except as provided for in this Agreement or as provided for under plans or agreements disclosed in reasonable detail in the last annual report on Form 10-K filed by Coinstar with the SEC and in any Coinstar SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other Coinstar SEC Reports, filed prior to the date of this Agreement or the relevant GARB Deferred Consideration Payment Date, as applicable, there are no options, warrants, rights, scrip, calls, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Coinstar is a party or by which it is bound (i) obligating Coinstar to issue, deliver or sell, or cause to be issued, delivered or sold, to any Person (other than Seller) additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into, any capital stock of, or other equity interest in, Coinstar; or (ii) obligating Coinstar to issue, grant, extend or enter into any such option, warrant, right, scrip, call, convertible or exchangeable security, commitment, contract, arrangement or undertaking.
     4.4 SEC Reports. Coinstar has filed all registration statements, forms, reports and other documents required to be filed by Coinstar with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those that Coinstar may file after the date hereof until the payment in full of the GARB Deferred Consideration and including all documents incorporated by reference in such registration statements, forms, reports and other documents) are referred to herein as the “Coinstar SEC Reports.” The Coinstar SEC Reports (a) were or will be filed on a timely basis, (b) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Coinstar SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Coinstar SEC Reports or necessary in order to make the statements in such Coinstar SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff. As of the date of this Agreement, none of the Coinstar SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of Coinstar’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.
     4.5 Financial Statements; No Coinstar Material Adverse Effect.
     (a) The Audited Annual Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Coinstar and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of Coinstar and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The Unaudited Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Coinstar and its Subsidiaries (including the Company for purposes of this Section 4.5) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to normal year-end audit adjustments.
     (c) Since the date of the Audited Annual Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Coinstar Material Adverse Effect.

     4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Coinstar after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Entity, by or against Coinstar or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect this Agreement or any of the transactions contemplated hereby; or (b) could reasonably be expected to have a Coinstar Material Adverse Effect.
     4.7 No Default. Neither Coinstar nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Coinstar Material Adverse Effect.
     4.8 Ownership of Property; Liens. Each of Coinstar and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not reasonably be expected to have a Coinstar Material Adverse Effect. The property of Coinstar and its Subsidiaries is subject to no Liens except for (a) Liens relating to the Credit Facility; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) materialmen’s, mechanics and similar statutory liens incurred in the ordinary course of business; (d) zoning, entitlement and other land use regulations by Governmental Entities; (e) the interests of the lessors and sublessors of any leased properties; and (f) Liens that do not materially interfere with the present use of the properties they affect.
     4.9 Environmental Matters.
     (a) Coinstar and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Coinstar has reasonably concluded that such Environmental Laws and claims could not reasonably be expected to have a Coinstar Material Adverse Effect.
     (b) Coinstar is not subject to any Environmental Liabilities that could reasonably be expected to have a Coinstar Material Adverse Effect, and Coinstar is not aware of any conditions or circumstances that could give rise to such Environmental Liabilities.
     4.10 Insurance. The properties of Coinstar and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Coinstar, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Coinstar or the applicable Subsidiary operates.
     4.11 Taxes.
     (a) All material Tax Returns required by applicable Law to be filed by or with respect to Coinstar or any Coinstar Subsidiary for all taxable periods ending on or before the date hereof have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws. All such Tax Returns are true, correct, and complete in all material respects.
     (b) Coinstar and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements contained in the Coinstar SEC Reports.
     (c) The most recent financial statements contained in the Coinstar SEC Reports reflect an adequate reserve for all Taxes payable by Coinstar and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
     (d) There is no claim, audit, action, suit, proceeding or investigation pending or, to the knowledge of Coinstar, threatened against or with respect to Coinstar or any of its Subsidiaries in respect of any Tax except for such claims, audits, actions, suits, proceedings or investigations as would not reasonably be expected to have a Coinstar Material Adverse Effect.
     (e) No agreements have been made by Coinstar or any of its Subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any material Taxes except for such agreements as would not reasonably be expected to have a Coinstar Material Adverse Effect.
     (f) Neither Coinstar nor any of its Subsidiaries has “participated” in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
     4.12 Company Taxes.
     (a) The Company has timely filed all material Tax Returns required to be filed under applicable Law by the Company for all taxable periods ending on or before the date hereof taking into account all available extensions. The Company has timely paid all material Taxes required to be paid by it shown on such Tax Returns, except to the extent such Taxes are being contested in good faith; and
     (b) the Company has not “participated” in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
     4.13 ERISA Compliance.
     (a) Each Plan, and each other employee benefit plan, program, arrangement, agreement or commitment, is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except for such noncompliance as could not reasonably be expected to have a Coinstar Material Adverse Effect. Coinstar and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except as could not reasonably be expected to have a Coinstar Material Adverse Effect.

     (b) There are no pending or, to the best knowledge of Coinstar, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any Plan, or with respect to the compensation or employment of any of Coinstar’s or its Subsidiaries’ current, prospective or former employees or independent contractors, that could reasonably be expected to have a Coinstar Material Adverse Effect. To the best knowledge of Coinstar, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Coinstar Material Adverse Effect.
     (c) Except as could not reasonably be expected to have a Coinstar Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Coinstar nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Coinstar nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Coinstar nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
     4.14 Coinstar Intellectual Property. Coinstar and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, trade secrets, domain names, know-how and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that any such conflict could not reasonably be expected to have a Coinstar Material Adverse Effect. To the best knowledge of Coinstar, no slogan or other advertising device, product, process, method, substance, part, software, work of authorship or other material now employed, or now contemplated to be employed, by Coinstar or any Subsidiary infringes upon any rights held by any other Person. Except as provided for in this Agreement, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Coinstar, threatened, which could reasonably be expected to have a Coinstar Material Adverse Effect.
     4.15 Coinstar Solvency. Coinstar is, and after giving effect to the incurrence of all obligations being incurred in connection herewith and will be and will continue to be, individually and together with its Subsidiaries on a consolidated basis, Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of the Closing and immediately after consummating the transactions contemplated hereby, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or propose to be engaged following the Closing Date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that, as of the Closing and immediately after consummating the transactions contemplated hereby, the relevant Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     4.16 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Coinstar or Purchaser or any of their Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement
     4.17 Purchaser Existence, Authorization and Validity of Agreement.
     (a) Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Purchaser has full legal right, power and authority to execute and deliver, and perform its obligations under, this Agreement.
     (b) This Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by all parties hereto other than Purchaser) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.
     4.18 Purchaser Consents and Approvals; No Violation.
     (a) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of Purchaser’s organizational documents as in effect as of the date of this Agreement; (ii) assuming all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or by which any of its assets is bound.

     (b) The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Coinstar Material Adverse Effect.
     4.19 Purchaser Solvency. Purchaser is, and after giving effect to the incurrence of all obligations being incurred in connection herewith and will be and will continue to be, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     4.20 Securities Act.
     (a) Purchaser is acquiring the GARB Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the GARB Shares have not been registered under the Securities Act or under any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act.
     (b) Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Reserved.
     5.2 Reserved.
     5.3 Reserved.
     5.4 NASDAQ Listing. Coinstar agrees to use commercially reasonable efforts to maintain the listing of the Coinstar Common Stock on the NASDAQ during the term of this Agreement.
     5.5 Legend.
     (a) Seller agrees that all certificates or other instruments representing the Coinstar Common Stock subject to this Agreement will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND

APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (b) Upon request of Seller and upon receipt by Coinstar of an opinion of counsel reasonably satisfactory to Coinstar to the effect that such legend is no longer required under the Securities Act and applicable state Laws, Coinstar shall promptly cause the legend to be removed from any certificate for Coinstar Common Stock to be transferred in accordance with the terms of this Agreement.
     5.6 Rule 144 Reporting. Coinstar agrees to, for so long as Seller owns any Coinstar Common Stock acquired pursuant to this Agreement:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1), at all times from and after the date of this Agreement;
     (b) file with the SEC, in a timely manner, all reports and other documents required of Coinstar under the Exchange Act, which reports shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filing or necessary in order to make the statements in such SEC filing, in the light of the circumstances under which they were made, not misleading; and
     (c) furnish to Seller forthwith upon request: a written statement by Coinstar as to its compliance with the reporting requirements of the Exchange Act; and such other reports and documents as Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
     5.7 Reserved.
     5.8 Reserved.
     5.9 Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby.
     5.10 Public Disclosure. Except as may be required by Law or stock market regulations, Coinstar, Purchaser and Seller shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated herein.
     5.11 LLC Agreement. Coinstar, Purchaser and Seller agree to cooperate to effectuate the transfer of the GARB Shares in accordance with the terms of the LLC Agreement.
     5.12 Indemnity.
     (a) From and after the Closing, Purchaser agrees to indemnify and hold harmless each of Seller and its Affiliates and each of their respective officers, directors, employees and agents (the “Seller Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, losses, damages, costs, expenses (including reasonable attorneys’ fees and disbursements), liabilities and obligations, including losses resulting from the diminution of value of any Coinstar Common Stock transferred to Seller pursuant to this Agreement (collectively, “Losses”), arising from (i) any breach or any material inaccuracy of any of Purchaser’s representations or warranties in this Agreement, as of the Closing Date or the GARB Deferred Consideration Payment Date, as applicable, or such other date that the representations or warranties were made; (ii) Coinstar’s or Purchaser’s, as applicable, breach of any agreement or covenant made by Coinstar or Purchaser, as applicable, in this Agreement, or (iii) Coinstar’s breach of any agreement or covenant made by Coinstar in the GAM Purchase Agreement (in this case, only to the extent that any such breach results in actual Losses to the Seller Indemnified Parties).
     (b) From and after the Closing, Seller agrees to indemnify and hold harmless each of Purchaser, its Affiliates and permitted assigns and each of their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”) to the fullest extent lawful, from and against any and all Losses arising from (i) any breach or any material inaccuracy of any of Seller’s representations or warranties in this Agreement as of the Closing Date or the GARB Deferred Consideration Payment Date, as applicable, or such other date that the representations or warranties were made; or (ii) Seller’s material breach of any agreement or covenant made by Seller in this Agreement.
     (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
     (d) The cumulative indemnification obligation of (i) Purchaser to Seller and the Seller Indemnified Parties or (ii) Seller to Purchaser and the Purchaser Indemnified Parties, shall in no event exceed the Purchase Price.
     (e) Any claim for indemnification pursuant to this Section for breach of any representation or warranty, can only be brought on or prior to the second anniversary of the Closing Date, provided that if notice of a claim for indemnification pursuant to this Section for breach of any such representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally adjudicated.
     (f) The indemnity provided for in this Section shall be the sole and exclusive monetary remedy of each Seller Indemnified Party and each Purchaser Indemnified Party after the Closing for any Losses arising from (i) any breach of any of Purchaser’s or Seller’s respective representations or warranties in this Agreement; (ii) Purchaser’s or Coinstar’s, as applicable, or Seller’s breach of any of their respective agreements or covenants in this Agreement prior to the Closing Date, as the case may be; or (iii) Coinstar’s breach of any agreement or covenant made by Coinstar in the GAM Purchase Agreement, provided that nothing herein shall limit in any way any party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. For the avoidance of doubt, this subsection shall not apply to Purchaser’s obligation to pay the GARB Deferred Consideration and shall in no way limit any indemnity obligation set forth in the Registration Rights Agreement or the right to equitable relief pursuant to Section 9.11.
     (g) No investigation of Purchaser or Coinstar by Seller, or of Seller by Purchaser or Coinstar, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right under this Section 5.12 or be deemed to be a waiver of any such right.
     (h) Any indemnification payments pursuant to this Section shall be treated as an adjustment to the Purchase Price for U.S. federal income and applicable state and local tax purposes, unless a different treatment is required by applicable Law.
     5.13 Solvency. Purchaser and Coinstar are, and after giving effect to the incurrence of all obligations being incurred in connection herewith and will be and will continue to be so long as all or any portion of the GARB Deferred Consideration remains unpaid, individually and together with their Subsidiaries on a consolidated basis, Solvent.

     5.14 Ranking. The obligation of Purchaser and Coinstar to pay the GARB Deferred Consideration will, with respect to payment rights and rights on liquidation, winding-up and dissolution, rank on a parity with all senior unsecured Indebtedness of Purchaser and Coinstar.
     5.15 Post-Closing Cooperation and Retention of Records.
     (a) Following the Closing, Purchaser shall, and shall cause the Company to, (a) preserve and keep the records of the Company (and its predecessors) held immediately prior to the Closing relating to the business of the Company (and its predecessors) for so long as and to the extent required by applicable Law (but in no event less than seven years after the Closing Date) and to abide by all record retention agreements entered into with any Governmental Entity; and (b) to the extent permitted by applicable Law, make such records available to Seller and its representatives and provide them with reasonable access thereto, as may be reasonably required by Seller, including in connection with any legal proceedings against or investigations by any Governmental Entity, and in order to comply with its obligations under applicable Law and this Agreement or otherwise reasonably necessary for the conduct of Seller’s business and operations. In the event Purchaser or any of its Affiliates wishes to destroy any such records after that time in accordance with its normal document retention policy, then Purchaser shall (or shall cause such Affiliate to) give 90 days’ prior written notice to Seller and (to the extent permitted by applicable Law) Seller shall have the right at its option and expense, upon prior written notice given within such ninety-day period, to take possession of the records within 60 days after the date such notice is given by Seller to Purchaser.
     (b) From and after the Closing Date and upon the good faith request of Purchaser, Seller and its Affiliates shall provide reasonable assistance to Purchaser in respect of Company records that remain in Seller’s sole and exclusive possession following the Closing Date.
     5.16 Reserved.
     5.17 Coinstar Registration Statement. Not later than three Business Days prior to the Closing, Purchaser shall cause Coinstar to deliver to Seller a draft of an S-3 Shelf Registration Statement covering the GARB Initial Stock Consideration in a form and substance reasonably acceptable to Seller.
     5.18 HSR Act. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned solely upon, on or before the Closing, the closing of the transactions contemplated by the GAM Purchase Agreement.
ARTICLE VII
TAX MATTERS
     7.1 Company Tax Returns. After the Closing, Purchaser shall cause the Company to prepare all Tax Returns that relate to any Pre-Closing Tax Period, required by Law to be filed by the Company in accordance with Section 7.02 of the LLC Agreement. Pursuant to Section 706 of the Code, Profits, Losses and items thereof for any taxable period that includes (but does not end on) the Closing Date shall be determined based on an interim closing of the books as of 5:00 p.m., New York time, on the Closing Date.
     7.2 Contest. After the Closing, Purchaser shall notify Seller of any Contest that relates to any Pre-Closing Tax Period and shall provide Seller with the opportunity to participate in all proceedings, in accordance with Section 7.02 of the LLC Agreement.
     7.3 Tax Cooperation. After the Closing, Purchaser shall furnish or cause to be furnished to Seller and Seller shall furnish or cause to be furnished to Purchaser, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns that relate to any Pre-Closing Tax Period (including, without limitation, information regarding the company’s unrealized receivables and inventory items for purposes of §751 of the Code), for the preparation of, and for the prosecution or defense of any Contest that relates to any Pre-Closing Tax Period, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Article VII.
     7.4 Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer), withholding, capital gains transfer taxes, stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne by Purchaser, whether levied on Purchaser or Seller. Purchaser shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. Purchaser and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.
     7.5 Purchase Price Allocation. For purposes of Sections 751 and 743(b) of the Code, the Company, Purchaser and Seller shall allocate the portion of the Purchase Price which is treated as the purchase price for U.S. tax purpose (as opposed to the portion, if any, treated as interest or other income for such purposes), in accordance with Section 755 of the Code and cooperate fully with each other in order to complete such allocation, together with any related Tax elections, forms or schedules, within a reasonable period of time following the Closing Date.

Purchaser and Seller will use efforts that are reasonable and in good faith to agree on such allocation among the assets within 90 days of the Closing Date and will also use efforts that are reasonable and in good faith to produce a preliminary estimate of such allocation among the assets within 30 days of the Closing Date. If the parties fail to reach such agreement, the parties may report such purchase price allocation in their discretion, except as required by Law. Except as required pursuant to a determination (as defined in Section 1313 of the Code), the parties hereto agree not to take any position inconsistent with such characterization or allocation in any Tax Return, in any refund claim or in any examination, litigation, investigation or otherwise.
ARTICLE VIII
TERMINATION
     8.1 Termination. Prior to the Closing, this Agreement shall terminate immediately upon termination of the GAM Purchase Agreement prior to the closing of the transactions contemplated by the GAM Purchase Agreement.
     8.2 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, (a) this Agreement shall forthwith become wholly void and of no further force and effect and all further obligations of the parties hereto or of their respective officers, directors or employees with respect to any obligation under this Agreement shall terminate without further liability except (a) for the obligations under Section 5.10 (Public Disclosure), this Section and Article IX, each of which shall survive in its entirety any termination of this Agreement and shall remain in full force and effect; and (b) such termination shall not relieve or release any party for any liabilities or damages caused by reason of such party’s knowing or willful breach of this Agreement.
ARTICLE IX
MISCELLANEOUS
     9.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that Seller shall be permitted to assign its rights in whole or in part without Purchaser consent and Purchaser shall execute and deliver to Seller or its assignee such instruments and documents and take such other actions as Seller or such assignee may reasonably request or as may be otherwise reasonably necessary to consummate more fully and effectively such assignment. Upon any such permitted assignment, the references in this Agreement to Seller shall also apply to any such assignee unless the context otherwise requires. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

     9.2 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Coinstar:	Coinstar, Inc.
1800 114th Avenue SE
Bellevue, WA 98009-9258
Attention: Don Rench, General Counsel
Facsimile: (425) 943-8090

With a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Andrew Bor, Esq.
Facsimile: (206) 359-8000

If to Purchaser:	Sesame Holdings, Inc.
c/o Coinstar, Inc.
1800 114th Avenue SE
Bellevue, WA 98009-9258
Attention: Don Rench, General Counsel
Facsimile: (425) 943-8090

With a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Andrew Bor, Esq.
Facsimile: (206) 359-8000

If to Seller:	GARB, LLC
1935 Brandon Court
Glendale Heights, IL 60193
Attention: Michael DeLazzer, President
Facsimile: (630) 980-0946

With a copy to:	Karr Tuttle Campbell
1201 Third Avenue, Suite 2900
Seattle, WA 98101-3099
Attention: Walter M. Maas III, Esq.
Facsimile: (206) 682-7100
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section. All notices may be sent by facsimile, or registered or certified mail, return receipt requested, postage prepaid. Notice shall be effective upon actual receipt thereof.

     9.3 Incorporation. All exhibits attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.
     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed in that State.
     9.5 Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by Seller or Purchaser seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     9.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose.
     9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.8 Waiver. Any term, condition or provision of this Agreement may be waived to the extent permitted by Law in writing at any time by the party which is entitled to the benefits thereof. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
     9.9 Expenses. Except as otherwise provided herein, each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with this Agreement and the transactions contemplated hereby.
     9.10 Severability. If any provision of this Agreement, as applied to any part or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
     9.11 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at Law or in equity.
     9.12 Coinstar Obligations under this Agreement. Coinstar shall be jointly and severally liable with Purchaser for each covenant and obligation of Purchaser in this Agreement and all transaction documents in any manner related to this Agreement. In furtherance of the foregoing and not in limitation, Coinstar shall be jointly and severally liable with Purchaser for payment of GARB Deferred Consideration and for performance of any indemnity obligations of Purchaser under this Agreement with respect to Losses incurred by GARB.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COINSTAR, INC.
By	/s/ DAVID W. COLE
Name:	David W. Cole
Title:	Chief Executive Officer

SESAME HOLDINGS, INC.
By	/s/ PAUL DAVIS
Name:	Paul Davis
Title:	President

GARB, LLC
By	/s/ MICHAEL DELAZZER
Name:	Michael DeLazzer
Title:	Manager